Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

CBL INTERNATIONAL LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share	457(o)	2,500,000	(2)	$0.55	$1,375,000	0.00014760	$202.95
			Total Offering Amounts				$1,375,000		$202.95
			Total Fees Previously Paid						$0.00
			Total Fee Offsets						$0.00
			Net Fees Due						$202.95

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	As described in greater detail in the prospectus contained in this registration statement, the Ordinary Shares to be offered for resale by selling shareholders include an aggregate of 2,500,000 Ordinary Shares issued to such selling shareholders in connection with a private placement transaction, which closed on August 22, 2024.